Execution Copy

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 31, 2008, by and among BLUERIDGE SOLUTIONS, L.C., a Virginia limited liability company d/b/a/ eDonor (“Seller”), and GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation (“Buyer”). Seller and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

     A.   Seller is engaged in providing a blood donor management platform to blood banks and other blood collection services (the “Business”); and

     B.   Buyer desires to purchase substantially all of the assets used by Seller in the Business and Seller desires to sell such assets of the Business to Buyer on the terms and conditions set forth herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows.

ARTICLE I
TRANSFER OF ASSETS

     Section 1.01    Defined Terms.  Capitalized terms used without definition have the meanings set forth in Article IX.

     Section 1.02    Transfer of Assets; Excluded Assets.

             (a)  Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, the Parties agree that the Buyer shall purchase from Seller and Seller shall sell to Buyer, at the closing of the transactions contemplated by this Agreement (the “Closing”), all of the Transferred Assets free and clear of all Liens except for the Permitted Liens.

          (b)  Notwithstanding any other provision of this Agreement, Seller shall retain and shall not transfer to Buyer the assets listed on Schedule 1.02(b) (collectively, the “Excluded Assets”).

     Section 1.03   Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, the Parties agree that the Buyer shall assume, effective as of the Closing Date, and in due course timely perform, pay and discharge each of the liabilities set forth on Schedule 1.03 (collectively, the “Assumed Liabilities”).

     Section 1.04   Excluded Liabilities. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Closing Date (as defined below)) become liable for, any of the Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include, without limitation, the following Liabilities:

(a)	any Liability whether presently in existence or arising after the Closing Date relating to an Excluded Asset;

(b)	subject to Section 5.04, any Liability whether presently in existence or arising after the Closing Date relating to fees, commissions or expenses owed to any broker, finder, investment banker, attorney, accountant or other intermediary or advisor employed by Seller in connection with the transactions contemplated hereby;

(c)	any Liability the existence of which constitutes a breach of any representation or warranty of Seller hereunder;

(d)	any Liability for accounts payable of the Seller in existence as of the Closing Date;

(e)	except for the Assumed Liabilities, any contingent Liabilities of Seller related toa ny transactions by Seller prior to the Closing Date;

(f)	except as otherwise provided herein, any Liability for Taxes of Seller (including, without limitation, any transfer and/or sales taxes and any other Taxes relating to Seller’s operations prior to the Closing Date that may be imposed upon Buyer after the Closing Date);

(g)	any Liability arising under any of Seller’s Benefit Plans or any benefit plans of employees leased to Seller; and

	(h)	any Liability of Seller arising under this Agreement.

Section 1.05		Payment of Purchase Price; Closing.

	(a)	In consideration for the Transferred Assets, in addition to Buyer’s assumption of the Assumed Liabilities, Buyer shall pay to Seller Five Million Dollars ($5,000,000) (the “Purchase Price”), which Purchase Price shall consist of:
(i)	Three Million Five Hundred Thousand Dollars ($3,500,000), payable upon Closing; and

(ii)	Shares of restricted common stock of Global Med with an aggregate value of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Shares”), which Shares shall be subject to the restrictions set forth in Section 1.07 below and issued at the price as determined in Section 1.08 below.

(b)	At the Closing, Buyer shall:

	(i)	make a cash payment to Seller in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Cash Closing Payment”);

	(ii)	deliver to the Seller, free and clear of all Liens, the stock certificates representing the Shares, in such denominations as the Seller may request, dated the Closing Date, in the name of the Seller; and

(iii)	deliver to Michael Pandelakis and Andrew Pandelakis fully executed employment agreements in the forms attached hereto as Exhibits A and B (together, the “Employment Agreements”).

                            (c)  At the Closing, each Party shall deliver or cause to be delivered to the other Party such bills of sale, certificates of title, endorsements, agreements, consents, assignments and other good and sufficient instruments of conveyance and assignment of such rights as the Parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all of Seller’s right, title and interest in, to and under the Transferred Assets and to consummate the transactions contemplated by this Agreement.

                            (d)  At the Closing, each of Buyer and Seller shall provide the other with a fully signed resolution authorizing its actions hereunder.

                            (e)  The Closing shall be held, unless otherwise agreed by the Parties hereto, within two (2) Business Days of the satisfaction of the terms of Article VII hereof (the “Closing Date”).

     Section 1.06     Purchase Price Allocation.

                            (a)   The Parties hereto agree that the Purchase Price shall be allocated among the Transferred Assets for purposes of complying with Section 1060 of the Code and making any required filings under state or local law as follows:

Cash	$191,000
Fixed Assets	$209,000
Goodwill	$4,600,000
Total	$5,000,000

                            (b)   Buyer and Seller shall report the tax consequences of the transactions in a manner consistent with the allocations made pursuant to this Section 1.06 and shall not take any position inconsistent therewith.

Section 1.07	Restrictions on Shares.

                            (a)    For a period of one (1) year from the Closing Date, Seller shall not be permitted to trade, sell, or otherwise transfer any or all of the Shares.

                            (b)  After the one (1) year anniversary of the Closing Date, Seller shall be permitted to trade, sell, or otherwise transfer the Shares, subject to the following restrictions:

                                                        (i) The maximum number of Shares that may be sold per day on the public market shall not exceed twenty percent (20%) of the daily average trading volume for the previous ten (10) trading days; and

                                                        (ii) The maximum number of Shares that may be sold per day in private transactions shall not exceed two hundred thousand (200,000) Shares.

                            (c)  If and when Seller decides to sell the Shares on the public market, Seller shall, in its sole discretion, consider using Noble International Investments, Inc. (“Noble”) to execute such sell orders; provided, that Seller shall have no obligation to consult with Noble prior to selling Shares on the public market or engage Noble to execute the trade orders for such public market sales.

                            (d) The restrictions in this Section 1.07 shall not apply to (i) any transfer of the Shares by operation of law, such as bankruptcy, or (ii) any transfer of Shares to Buyer pursuant to Article VII.

     Section 1.08    Determination of Share Price. The number of Shares (rounded to the nearest whole Share) to be issued to Seller pursuant to Section 1.05 hereof shall be equal to (a) One Million Five Hundred Thousand Dollars ($1,500,000) divided by (b) the average closing market price of Global Med common stock (symbol GLOB.OB) for the previous ten (10) trading days prior to the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Buyer that, as of the date of this Agreement:

     Section 2.01    Existence, Good Standing and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Virginia, and has all organizational power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on its business as now conducted and to own and operate its assets as now owned and operated, except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a Seller Material Adverse Effect.

     Section 2.02    Authorization and Enforceability. Seller has the full right, power and authority to enter into this Agreement and all other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, including the transfer, conveyance and sale of the Transferred Assets to Buyer. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with the terms of this Agreement, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

     Section 2.03    Non-Contravention. The execution, delivery and performance by Seller of this Agreement and all other Transaction Documents to which it is a party does not and will not (a) contravene or conflict with the articles of organization or operating agreement of Seller, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, the Business or the Transferred Assets, (c) assuming the receipt of all of the Contract consents set forth in Schedule 2.04, constitute a default under or give rise to any right of termination, cancellation or acceleration of, any material Contract or any permit or similar authorization relating to Seller or the Transferred Assets by which Seller or the Transferred Assets may be bound, or (d) result in the creation or imposition of any Lien on any Transferred Assets. This Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby have been approved by the Members of the Seller.

       Section 2.04   Required Approvals and Consents. Schedule 2.04 lists each Contract to be assigned to Buyer and denotes those contracts for which the consent of the other party or parties thereto must be obtained by Seller by virtue of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby to avoid the invalidity of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof including the assignment thereof to Buyer.

        Section 2.05   Undisclosed Liabilities. There are no Liabilities relating to the Transferred Assets except for those Liabilities set forth on Schedules 1.03 and 2.15.

      Section 2.06   Absence of Certain Changes. Since January 31, 2008, the Business has been conducted in the ordinary course and there has not been, except as set forth on Schedule 2.06:

                              (a) any event, occurrence, development or state of circumstances or facts or change in Seller affecting Seller or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Seller Material Adverse Effect;

                              (b)  any creation, assumption or sufferance of the existence of any Lien on any of the Transferred Assets; or

                              (c)  any material transaction or commitment made, or any material Contract entered into, by Seller, or any waiver, amendment, termination or cancellation of any material Contract by Seller, or any relinquishment of any rights thereunder by Seller, or of any other material right or debt owed to Seller, other than in each such case actions taken in the ordinary course of business consistent with past practice.

      Section 2.07   Tangible Assets.

                              (a) Seller does not own any real property. Schedule 2.07(a) sets forth a true and complete list of all personal property leases (i) to which Seller is a party or by which Seller is bound and (ii) are to be assumed by Buyer pursuant to the terms hereof or otherwise renegotiated by Buyer (the “Personal Property Leases”).

                              (b) With respect to the Personal Property Leases, there exist no defaults by Seller or any default or, to the Knowledge of Seller, threatened default by any lessor or third party thereunder, that has materially affected or could reasonably be expected to materially affect the rights and privileges thereunder of Seller. The consummation of the transactions contemplated hereby will not result in a breach of, or give any Person the right to terminate, any Personal Property Lease or result in any material adverse change in the terms of any Personal Property Lease.

                              (c) Seller has a good and valid leasehold interest in the personal property subject to the Personal Property Leases, and good and valid title to its Transferred Assets. Seller holds title to each Transferred Asset free and clear of all Liens, except for (i) Liens set forth on Schedule 2.07(c), (ii) Liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements, pledges, charges and encumbrances, if any, that do not, in the aggregate, have a Seller Material Adverse Effect (collectively, the “Permitted Liens”); provided, that this sentence shall not apply to any intellectual property used by Seller in connection with the Business.

                              (d) Seller has not received written notice of, and, to the Knowledge of Seller, is not aware of, any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to detrimentally affect the use or operation of the Business.

                              (e)  The Transferred Assets shall be in operating condition on the Closing Date, subject to normal wear and tear.

                              (f)  The Transferred Assets constitute all of the assets Seller required to operate the Business as conducted by it prior to the date hereof.

     Section 2.08   Affiliates. Except as set forth on Schedule 2.08, neither Seller nor any officers or directors of Seller (or any immediate family member of any such officer or director) now has or at any time had, either directly or indirectly, an equity or debt interest in any Person (other than shares in a public company) that furnishes or sells or during such period furnished or sold services or products to Seller or purchases or during such period purchased from Seller any goods or services, or otherwise does or during such period did business with Seller.

     Section 2.09   Litigation. There are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, “Proceedings”) pending or, to the Knowledge of Seller, threatened against or affecting Seller, the Business or the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement. There are no existing orders, judgments or decrees of any Governmental Authority affecting any of Seller, the Business or the Transferred Assets.

      Section 2.10   Compliance with Applicable Laws. The operation of the Business has not violatedor infringed, and does not violate or infringe, any material Applicable Law.

     Section 2.11   Intellectual Property.

                              (a)  Schedule 2.11 sets forth a complete and correct list of each patent, pending patent application, trademark, trade name, or registrations or pending applications thereof, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing of the Seller (collectively, the “Intellectual Property Rights”).

                              (b)  Seller has not been a party to any Proceeding nor is any Proceeding threatened in writing that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller, or restricting the licensing thereof by Seller to any Person. The use of the Intellectual Property Rights and the conduct of the Business do not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret or any other intellectual property, of any Person conducting business in the United States.

                              (c) Seller either owns the entire right, title and interest in, to and under, or has acquired in connection with the acquisition of Equipment or Inventory an implied or express license to use, any and all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names and copyrights that are necessary for the conduct of the Business in the manner that the Business has heretofore been conducted. No other inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names, copyrights, licenses or applications for any of the foregoing are necessary for the unimpaired continued operation of the Business in the manner that the Business has heretofore been conducted.

       Section 2.12    Insurance.

                              (a) Schedule 2.12 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to Seller or the Transferred Assets (collectively, the “Insurance Policies”). Schedule 2.12 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. No cancellation or material amendment or increase of premiums is pending or, to the Knowledge of Seller, threatened with respect to any of the Insurance Policies.

                              (b) No insurance company that issued any Insurance Policy, Board of Fire Underwriters or similar body, or Governmental Authority has issued a written recommendation or requirement for any material changes in the conduct of the Business or any repairs or other work to be done on or with respect to any material amount of Transferred Assets.

       Section 2.13   Tax Matters.

                              (a) Except as has been disclosed in Schedule 2.13, all Tax Returns related to the Transferred Assets required to be filed by Seller have been timely filed and all such returns are true and correct in all material respects;

                              (b) There are no Taxes of Seller or deficiencies in Taxes or claims for Taxes against Seller, related to the Transferred Assets, for any taxable period prior to the Closing that could become a liability of, or which could be assessed against or collected from, Buyer after the Closing Date (including any Taxes relating to Buyer’s purchase of the Transferred Assets); and

                              (c) There are no Liens against any of the Transferred Assets for Taxes other than Liens for Taxes not yet due and payable.

     Section 2.14   Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller, who might be entitled to any fee, commission or reimbursement of expenses from Buyer upon consummation of the transactions contemplated by this Agreement.

     Section 2.15   Material Disclosures. Except as set forth on Schedule 2.15, no statement, representation or warranty made by Seller in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     Section 2.16 Seller’s Advisors. TO THE EXTENT THAT SELLER HAS DEEMED IT APPROPRIATE TO DO SO, SELLER HAS RETAINED, AND RELIED UPON, APPROPRIATE PROFESSIONAL ADVICE REGARDING THE TAX, ACCOUNTING, LEGAL, INVESTMENT AND FINANCIAL MERITS AND CONSEQUENCES OF AN INVESTMENT IN THE SHARES. SELLER ACKNOWLEDGES THAT THE LAW FIRM OF KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP HAS SOLELY REPRESENTED BUYER IN CONNECTION WITH THIS TRANSACTION AND ACCORDINGLY SELLER HAS RELIED SOLELY ON THE PROFESSIONAL ADVICE OF ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION SET FORTH HEREIN.

     Section 2.17 Seller’s Access to Global Med’s Documents and Independent Review and Decision. IN PURCHASING THE SHARES, SELLER HAS RELIED UPON THE RESULTS OF ITS OWN INDEPENDENT REVIEW OF THE INFORMATION PROVIDED BY BUYER UPON THE REQUEST OF SELLER AND THE INFORMATION FILED BY BUYER WITH THE SECURITIES AND EXCHANGE COMMISSION. SELLER HAS BEEN PROVIDED ACCESS TO ANY AND ALL DOCUMENTS AND/OR OTHER INFORMATION DEEMED NECESSARY BY SELLER AND ITS ADVISORS, INCLUDING TAX AND LEGAL ADVISORS, TO THE EXTENT SUCH DOCUMENTS OR INFORMATION WERE RELEVANT TO THIS TRANSACTION AND WERE POSSESSED OR OBTAINABLE BY GLOBAL MED WITHOUT UNREASONABLE EFFORT OR EXPENSE, IN ORDER TO MAKE AN INDEPENDENT, WELL-INFORMED INVESTMENT DECISION REGARDING GLOBAL MED AND THE SHARES. SELLER AND ITS ADVISORS, INCLUDING TAX AND LEGAL ADVISORS, HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS FROM A PERSON, OR PERSONS ACTING ON GLOBAL MED’S BEHALF, CONCERNING THE TERMS AND CONDITIONS OF THE INVESTMENT CONTEMPLATED HEREBY. ALL SUCH QUESTIONS HAVE BEEN ANSWERED TO THE SELLER’S FULL SATISFACTION.

     Section 2.18  Seller’s Purpose. Seller (a) is acquiring the Shares for its own account, for investment only, and not with a view toward the resale or distribution thereof; (b) has, alone or together with Seller’s advisors, substantial knowledge and experience in business and financial matters, including the business operated by Global Med, which enables Seller to evaluate the merits and risks of making investment decisions of the type contemplated hereby; (c) has the ability to bear the economic risk of this investment and the ability, at the present time, to afford a complete loss of such investment; and (d) has adequate means of providing for its current needs and possible business contingencies, without a need for liquidity of this investment.

     Section 2.19  Seller’s Risk of Investment. Seller is aware that the Shares are a speculative investment with no assurance that Global Med will be successful or, if successful, that such success will result in payments to Seller or realization of gain by the Seller’s disposition, if any. Seller understands that an investment in Global Med represents a high degree of risk and is suitable only for those persons having a substantial net worth, and who can afford to bear such risk. Seller has carefully considered the risk factors and tax consequences attendant to the purchase of Shares and has consulted with its own legal, tax and financial advisors with respect thereto. Seller has read and understood all of the information provided to Seller at its request by the Buyer and accepts the same knowingly and willingly.

     Section 2.20   Legend.   All certificates representing the Shares shall bear  legends stating in substance:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDERTHE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT
BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATEDIN THE ABSENCE OF A REGISTRATION STATEMENT IN
 EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED, OR UNLESS OLD PURSUANT TO AN AVAILABLE
EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer represents and warrants to Seller that, as of the date of this Agreement:

     Section 3.01  Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on its business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a Buyer Material Adverse Effect.

     Section 3.02  Authorization and Enforceability. Buyer has full right, power and authority to enter into this Agreement and all other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and constitute the legal, valid and binding agreement of Buyer enforceable against it in accordance with the terms of this Agreement, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

     Section 3.03  Required Approvals and Consents. There are no governmental or other registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications or waivers required to be obtained or made by Buyer by virtue of its execution and delivery of this Agreement or the other Transaction Documents or its consummation of the transactions contemplated hereby or thereby.

     Section 3.04  Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party does not and will not (a) contravene or conflict with the Articles of Incorporation or Bylaws of Buyer, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer, its businesses or its assets, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of, any material Contract or any permit or similar authorization relating to Buyer or its assets by which Buyer or its assets may be bound, or (d) result in the creation or imposition of any Lien on any of Buyer’s assets. This Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby have been approved by the Board of Directors of Buyer.

     Section 3.05   Advisory Fees.  There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from Seller or the Members upon consummation of the transactions contemplated by this Agreement.

       Section 3.06   No Liabilities.  Documents, Buyer has no Liabilities. Other than the Liabilities contemplated by the Transaction

     Section 3.07   Litigation. There are no Proceedings pending or threatened in writing against Buyer, or its businesses or its assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement. There are no existing orders, judgments or decrees of any Governmental Authority affecting any of Buyer or its respective businesses or its assets.

     Section 3.08  Capitalization. The authorized capital of Buyer is set forth in the Buyer’s Form 10-K as filed with the Securities and Exchange Commission (“SEC”). Except as set forth in Buyer’s filings with the SEC, there are no options, rights, warrants, calls or other outstanding securities convertible into or exercisable or exchangeable for shares of capital stock of Buyer, nor any outstanding subscriptions, options, rights, warrants, calls, rights of first refusal or offer, or other agreements or commitments (contingent or otherwise) obligating Buyer to issue or transfer from treasury any shares of its capital stock or to issue, grant or sell other securities convertible into or exchangeable for shares of its capital stock and there are no subscriptions, options, warrants, calls, rights, commitments or agreements of any character to which Buyer is a party or by which it is bound obligating or permitting Buyer to purchase or otherwise acquire the securities of any other Person.

     Section 3.09   The Shares. The Shares that are being issued to Seller hereunder, when issued anddelivered in accordance with the terms hereof will be duly and validly issued, fully paid and nonassessable and free of any Liens, and will have been issued in compliance with all applicable federal and state securities laws.

     Section 3.10  Buyer SEC Reports. Buyer has filed with the SEC all forms, reports, schedules, and registration statements required to be filed by them with the SEC (as amended since the time of their filing and prior to the date hereof, collectively, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder, or the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained, at the time they were filed or became effective, as the case may be, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2007, there has been no event, occurrence, development or state of circumstances or facts or change in Buyer affecting Buyer or its business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Buyer Material Adverse Effect.

     Section 3.11  Material Disclosures. No statement, representation or warranty made by Buyer in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Seller hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV COVENANTS OF SELLER

Section 4.01   Covenant Not to Compete; Nonsolicitation.

                   (a) During the period commencing on the Closing Date and expiring on the four (4) year anniversary of the Closing Date, except in connection with the operation of the Business, neither the Seller nor any of the Members will, without the prior consent of Buyer, directly or indirectly, have an interest in, be employed by, or serve as a contractor, consultant, officer, director, partner, stockholder, joint venturer, promoter or lender with any Person owning, managing, controlling, operating or otherwise participating or assisting in any business in competition with the Business; provided, that Seller and the Members will not be in violation of this Section 4.01(a) (i) by reason of Sellers’ or Members’ ownership of any interest in Global Med or any successor (whether by sale of assets, stock, merger, or otherwise), (ii) by reason of Seller’s and Members’ ownership of not more than five percent (5%) of the outstanding shares of stock of any corporation which is listed on any national securities exchange.

                  (b)  During the period commencing on the Closing Date and expiring on the four (4) year anniversary of the Closing Date, neither the Seller nor any of the Members will, without the prior consent of Buyer, interfere with Buyer by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing or assisting any Person who was employed by the Seller as of the Closing Date to directly or indirectly, have an interest in, be employed by, or serve as a contractor, consultant, officer, director, partner, stockholder, joint venturer, promoter or lender with any Person owning, managing, controlling, operating or otherwise participating or assisting in any business in competition with the Business; provided, that Seller and the Members will not be in violation of this Section 4.01(b) by reason of general advertising, use of recruiters, and participation at job fairs to the extent not directed at any of such employees.

     Section 4.02   Use of Name. Seller grants, assigns, and transfers, effective as of the Closing, all right, title and interest to the name “eDonor” to Buyer.

ARTICLE V COVENANTS OF ALL PARTIES

     Section 5.01   Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use all commercially reasonable best efforts to take all actions and to do all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     Section 5.02   Public Announcements. The Parties agree that they will not make any disclosure with respect to this Agreement or the transactions contemplated hereby or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect of this Agreement or the transactions contemplated hereby without prior written notice to and approval of the other Party hereto, unless such Party reasonably concludes that such release of information is required by Applicable Law. Notwithstanding the foregoing, the Parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys, investment advisors, financing sources and all parties from whom a required approval or consent is required with respect to the contents of this Agreement and the transactions contemplated hereby.

      Section 5.03   Confidentiality.

          (a) Seller will treat any data and information regarding the Business, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties. Buyer will treat any data and information obtained with respect to the Business, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties.

          (b) The foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than the Recipient, so long as such other party is not in breach of a confidentiality obligation, (ii) information available to the Recipient on a non-confidential basis prior to its disclosure pursuant to this Agreement, (iii) information that is required to be disclosed by Applicable Law or court order, (v) any disclosure of such information in any Proceeding between the Parties hereto, (vi) in the case of Buyer as the Recipient, information regarding the Business disclosed after the Closing Date.

     Section 5.04 Costs. At the Closing, Buyer shall pay the costs incurred by Seller in connection with the consummation of the transactions contemplated herein, including, but not limited to, legal, accounting, investment banking, and other fees, up to a maximum of $75,000.

     Section 5.05 Employee Benefit Matters. Seller will be responsible for all liabilities for vested accrued benefits and claims under any employee welfare plan (as defined in Section 3(1) of ERISA), any Employee Pension Benefit Plan or any other employee benefit plans, programs or arrangement of Seller that provide benefits for its employees, their eligible dependents or their beneficiaries, and for the payment of any severance or other termination-related obligations to Seller employees as may be required by Applicable Law or otherwise.

    Section 5.06 Wage Reporting. Buyer agrees to utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

     Section 5.07 Taxes. Buyer agrees to cooperate with Seller in any audit, litigation, examination, or controversy regarding Taxes, and file any claims for refund as requested by Seller, or take any or refrain from any reasonable action requested by Seller with respect to such Taxes. Buyer shall promptly pay to Seller any refunds related to Taxes in which Seller is responsible for pursuant to this Agreement.

ARTICLE VI CONDITIONS TO CLOSING

      Section 6.01 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

            (a) (i) Seller shall have performed and satisfied in all respects its material obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, and (ii) each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date.

          (b) The approvals and consents set forth in Schedule 6.01(b) shall have been obtained without the imposition of any conditions that are or would become applicable to the Business, the Transferred Assets, or Buyer after the Closing that Buyer in good faith reasonably determines would be materially burdensome upon the Business, the Transferred Assets, or Buyer. All such required approvals and consents shall be in effect; no Proceedings or other action shall have been instituted or threatened in writing by any Person with respect thereto as to which, in Buyer’s good faith opinion, there is a material risk of termination or revocation of, or material adverse (as to the Business, the Transferred Assets or Buyer) modification of, any such required approval or consent.

          (c) The consummation of the transactions contemplated by this Agreement shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby, or imposing Damages on Buyer in respect thereto, shall be in effect, and there shall be no actions or proceedings pending or threatened by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person (i) challenging or in any manner seeking to restrict or prohibit the consummation of the transactions contemplated hereby, or to impose conditions that Buyer in good faith determines would be materially burdensome upon the Business, the Transferred Assets or Buyer.

          (d) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting Seller or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Seller Material Adverse Effect which has not been cured by Seller.

          (e) As of the Closing Date, there shall exist no Liens on any Transferred Assets that will not be discharged at Closing, other than the Permitted Liens.

          (f) As of the Closing Date, Buyer shall have entered into the Employment Agreements with each of the Members.

          (g) Seller shall have executed and delivered a bill of sale and such other documents of assignment, transfer and conveyance as Buyer shall reasonably request to transfer to Buyer all right, title and interest of Seller in and to the Transferred Assets.

Section 6.02 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

          (a) (i) Buyer shall have performed and satisfied in all respects each of its material obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, and (ii) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date.

          (b) All required approvals and consents shall have been obtained without the imposition of any conditions that are or would become applicable to Seller after the Closing that Seller in good faith reasonably determines would be materially burdensome upon Seller. All such required approvals and consents shall be in effect; no Proceedings or other action shall have been instituted or threatened by any Person with respect thereto as to which, in Seller’s good faith opinion, there is a substantial risk of termination or revocation of, or material adverse (as to Seller or the Members) modification of, any such required approval or consent.

          (c) The consummation of the transactions contemplated by this Agreement shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby, or imposing Damages against Seller in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person (i) challenging or in any manner seeking to restrict or prohibit the consummation of the transactions contemplated hereby, or to impose conditions that Seller in good faith determines would be materially burdensome upon Seller.

          (d) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting Buyer that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Buyer Material Adverse Effect, which has not been cured by Buyer.

(e)	Buyer shall have delivered to Seller the Cash Closing Payment and the Shares.

                (f)  Buyer shall have executed and delivered, or caused to have been executed and delivered, to Seller all of the documents described in Section 1.05(b), and all other agreements, certificates, and instruments as Buyer and its counsel shall deem reasonably necessary or appropriate to consummate the transactions contemplated herein.

ARTICLE VII INDEMNIFICATION

Section 7.01 Agreement to Indemnify.

             (a)   By Seller. Subject to the limitations provided in this Agreement, Buyer and its officers, directors, Affiliates, representatives and agents (collectively, the “Buyer Indemnified Parties” and each a “Buyer Indemnified Party”) will be indemnified and held harmless by Seller in respect of any Damages reasonably and proximately incurred by Buyer (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Seller in this Agreement or in any other Transaction Document, (ii) in connection with any Excluded Liabilities, (iii) in connection with the operation of the Business prior to the Closing Date; provided, however, that Seller shall have no indemnification obligations under this Section 7.01(a)(iii) in respect of the Assumed Liabilities, or (iv) in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.01(a).

          (b)   By Buyer. Subject to the limitations provided in this Agreement, Seller, the Members and the respective Affiliates, heirs, executors, administrators, assigns, representatives and agents of each of the foregoing (collectively, the “Seller Indemnified Parties” and each a “Seller Indemnified Party”) will be indemnified and held harmless by Buyer in respect of any Damages reasonably and proximately incurred by any Seller Indemnified Party (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement or in any other Transaction Document, (ii) in connection with any Assumed Liabilities, (iii) in connection with the operation of the Business and use of the Transferred Assets after the Closing Date, or (iv) in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.01(b).

     Section 7.02 Claims for Indemnification. If any indemnitee shall believe that such indemnitee is entitled to indemnification pursuant to this Article VII in respect of any Damages, such indemnitee shall give the appropriate indemnifying party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. Subject to Section 7.03, the failure of such indemnitee to give prompt notice of any claim for indemnification shall not adversely affect such indemnitee’s right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the indemnifying party to assert any reasonable defense to such claim. The indemnifying party shall have thirty (30) days following its receipt of such notice to either acquiesce in or object to the claim in writing. If the indemnifying party does not object thereto within such thirty (30) day period, such indemnitee shall be entitled to be indemnified for all damages reasonably and proximately incurred by such indemnitee in respect of such claim.

     Section 7.03   Survival. Seller shall not be liable for any indemnification claim under this Article VII, unless notice of such claim shall have been delivered in accordance with this Article VII on or before the date that is twelve (12) months after the Closing Date. Buyer shall not be liable for any indemnification claim under this Article VII, unless notice of such claim shall have been delivered in accordance with this Article VII on or before the date that is twelve (12) months after the Closing Date.

     Section 7.04   Additional Agreements.

         (a)   Basket. Seller shall be liable to the Buyer Indemnified Parties for indemnification claims under Article VII only to the extent such that the aggregate amount of Damages suffered by such Buyer Indemnified Parties for which they are entitled to seek indemnification pursuant to Article VII exceeds $50,000, in which event such Buyer Indemnified Parties shall thereafter be entitled to seek indemnification for the full amount of such Damages (subject to the other limitations contained in Article VII).

          (b)   Cap. Except for fraud or the intentional misrepresentation of the Seller, any indemnification payments that Seller is obligated to make to the Buyer Indemnified Parties under Article VII shall be paid solely with the Shares issued to Seller pursuant to Section 1.05(a)(ii) hereof, with the number of Shares having an aggregate value (as calculated below) equal to the value of the indemnification payment owed by Seller (and any fractional share being rounded up to the nearest whole share); provided, that any such payment using the Shares shall fully comply with all applicable federal and state securities laws. Except for fraud or the intentional misrepresentation of the Seller, notwithstanding any other provision of Agreement, Seller shall have no obligation with respect to any indemnification claims by the Buyer Indemnified Parties under Article VII after Seller has transferred to Buyer in respect of indemnification claims under Article VII all of the Shares received by Seller pursuant to Section 1.05(a)(ii) hereof. For purposes of Article VII, the value of each Share used by Seller to make a payment to or on behalf of the Buyer Indemnified Parties with respect to a given indemnification obligation under Section 7.01(a) shall be equal to the closing market price of Global Med common stock (symbol GLOB.OB) on the date the claim giving rise to the indemnification obligation is actually paid by Seller. In the event that there is an unpaid or pending indemnification claim on the twelve (12) month anniversary of the Closing Date, and Seller has sold or otherwise transferred the Shares when such indemnification claim(s) becomes liquidated and due, the Buyer Indemnified Parties shall have the right to receive indemnification from the proceeds of such sale or transfer of Shares if the Shares then owned by Seller are insufficient to fully indemnify the Buyer Indemnified Parties.

          (c) Adjustment to Purchase Price. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law. Any indemnification payment made pursuant to this Agreement shall be reduced by the present value (as determined using a discount rate equal to the prime rate of interest quoted in the Wall Street Journal in effect on the payment date) of any federal and state income tax benefit to be realized by the indemnified party or its Affiliates by reason of the facts and circumstances giving rise to such indemnification. Any indemnification payment made pursuant to this Agreement in respect of any claim shall be reduced by any insurance proceeds realized by and paid to the indemnified party in respect of such claim, net of any deductibles or other amounts payable with respect thereto.

         (d) Limitation on Damages. The Buyer Indemnified Parties shall not be entitled to recover from Seller for any Damages as to which indemnification is provided under this Agreement any amount in excess of the actual damages, court costs and reasonable attorney fees suffered by any Buyer Indemnified Party, and Buyer, on behalf of itself and the other Buyer Indemnified Parties, waives any right to recover consequential, special, punitive, incidental or exemplary damages arising in connection with or with respect to the indemnification provisions hereof.

         (e) Mitigation. The Buyer Indemnified Parties shall take all reasonable steps to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder.

     Section 7.05 Exclusive Remedies. The indemnification rights provided in Article VII shall be the sole and exclusive remedy available to the Buyer Indemnified Parties for any and all Damages   related to a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained herein or under any other Transaction Document, or any right, claim or action arising from the transactions contemplated hereby or thereby (and Buyer, on behalf of itself and the other Buyer Indemnified Parties, hereby waives, to the fullest extent that it may do so, any other right or remedy that may arise under any Applicable Law); provided, that the restrictions contained in this Section 7.05 shall not apply (i) to any fraud or intentional misrepresentation by Seller, in which case Buyer shall be free to pursue any and all remedies available at law or equity or (ii) to the injunctive relief available to Buyer under Section 8.12.

ARTICLE VIII MISCELLANEOUS

     Section 8.01   Notices. All notices and other communications hereunder shall be in writing, sent to the addresses or fax numbers set forth below and shall be deemed duly given (i) when delivered by personal delivery, (ii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iii) on the Business Day that it is transmitted by fax and the fax confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above, or (iv) the Business Day following being sent through an overnight delivery service in circumstances in which such service guarantees next day delivery:

If to Seller: eDonor ATTN: Michael Pandelakis, President 4130 East Van Buren, Suite 350 Phoenix, AZ 85008 Fax: (602) 489-7801

                                        With a copy to (which does not constitute notice to Seller):

   Brian J. Burt, Esq.
   Snell & Wilmer LLP
   One Arizona Center
   Phoenix, AZ 85004
   Fax: (602) 382-6070

If to Members: Andrew Pandelakis 1552 W. Griswold Road Phoenix, AZ 85021 Fax: N/A Michael Pandelakis 4049 E. Mercer Lane Phoenix, AZ 85028 Fax: N/A

                                         With a copy to (which does not constitute notice to the Members):

   Brian J. Burt, Esq.
   Snell & Wilmer LLP
   One Arizona Center
   Phoenix, AZ 85004
   Fax: (602) 382-6070

If to Buyer:
Global Med Technologies, Inc.
ATTN: Mick Ruxin, Chairman and CEO
12600 West Colfax, Suite C420
Lakewood, CO 80215-3734
Fax: (303) 238-3368

With a copy to:
Clayton E. Parker, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
200 S. Biscayne Blvd., Suite 3900
Miami, FL 33131
Fax: 305-358-7095

     Any Party may give any notice or other communication using any other means but it will not be deemed to have been duly given unless and until it is actually received by the Person for whom it is intended. Any Party may change the address to which notices and other communications are to be delivered by giving the other Parties notice in the manner provided above.

Section 8.02 Amendments; No Waivers.

     (a) Any provision of this Agreement may be amended or waived only if the amendment or waiver is in writing and signed, in the case of an amendment, by all Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective.

     (b) No waiver by a Party of any default, misrepresentation or breach of warranty or covenant will be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 8.03 Expenses. Except as otherwise provided herein (including, without limitation, as set forth in Section 5.04 and Article VII), all costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement shall be paid by the Party incurring such cost or expense.

     Section 8.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other Party.

Section 8.05 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (without reference to choice or conflict of laws) of the State of Colorado.

     Section 8.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including counterparts sent via facsimile or other electronic transmission, including email, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.

     Section 8.07 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein, which are hereby incorporated by reference), together with the Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral agreements, understandings and negotiations between the Parties with respect to the subject matter of this Agreement.

     Section 8.08 Construction. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof. Neither Party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either Party hereto. Matters disclosed on one or more schedules attached hereto and made a part hereof shall be deemed to have been disclosed on each and every relevant schedule to the extent necessary to make any other statement, representation or warranty contained herein not misleading.

     Section 8.09 Severability. The provisions of this Agreement are severable and, if any court of competent jurisdiction determines that any provision contained in this Agreement shall, for any reason, be invalid, illegal or unenforceable in any respect (including because its duration, subject matter or geographical scope is too broad), such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be reformed and construed so that such invalid or illegal or unenforceable provision would be valid, legal and enforceable to the maximum extent possible (including the maximum duration, subject matter and geographical scope allowable under Applicable Law).

     Section 8.10 Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee or former employee or creditor of Seller (including any beneficiary or dependent thereof), except as set forth in Section 7.01(b) .

     Section 8.11 Waiver of Jury Trial. The Parties hereby knowingly, voluntarily, and intentionally waive any right to trial by jury either may have in any action or proceeding, in law or in equity, in connection with this Agreement or the transactions related hereto. The Parties acknowledge that each have been induced to enter into this Agreement by, among other things, the provisions of this Section.

     Section 8.12 Injunctive Relief. The Parties recognize and agree that in the event of a breach of either Section 4.01 or Section 5.03, money damages would not be an adequate remedy for such breach and, even if money damages were adequate, it would be impossible to ascertain with any degree of accuracy the amount of damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of either Section 4.01 or Section 5.03, Buyer shall be entitled to an injunction, without the posting of any bond, restraining Seller from any breach without showing or proving actual damage sustained by the Buyer. Nothing in the preceding sentence shall limit or otherwise affect any remedies that the Buyer may otherwise have under Applicable Law.

     Section 8.13 Recitals True and Correct.  The Recitals herein are true and correct and are incorporated herein by this reference.

ARTICLE IX DEFINITIONS

     Section 9.01 Definitions. The following terms, as used herein, have the following meanings:

     “Applicable Law” means, with respect to any Person, any Federal or state, county or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guidance, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

     “Benefit Arrangement” means any material benefit arrangement, other than an Employee Benefit Plan, maintained by Seller or any ERISA Affiliate of Seller covering present or former Employees and the beneficiaries of any of them, including, without limitation, the following to the extent that they relate to present or former employees of Seller: (i) each material employment or consulting agreement; (ii) each arrangement providing for material insurance coverage for employees or workers’ compensation benefits; (iii) each material incentive bonus or deferred bonus arrangement; (iv) each arrangement providing material termination allowance, severance or similar benefits; (v) each material equity compensation plan; (vi) each material deferred compensation plan; and (vii) each material compensation policy and practice.

      “Benefit Plan” means an Employee Benefit Plan or Benefit Arrangement.

     “Business Day” means any day other than a Saturday, a Sunday or a United States federal or Arizona or Colorado state banking holiday.

     “Buyer Material Adverse Effect” means a change in, or effect on, the financial condition, results of operations, assets, Liabilities, prospects, or reserves or any other aspect of Buyer that results in a material adverse effect on, or a material adverse change in, the assets or business of Buyer.

       “Code” means the Internal Revenue Code of 1986, as amended.

     “Contract” means any contract, agreement, option, license, sale and purchase order, commitment or other similar instrument, whether written or oral, to which Seller is a party or by which it is bound.

     “Damages” means, with respect to any Person, all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, net of insurance proceeds and indemnification proceeds actually received, including without limitation, reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person, but excluding any consequential, incidental, punitive, incidental or special damages.

     “Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by Seller or any ERISA Affiliate thereof covering present or former employees of Seller.

     “Equipment” means any machinery, fixtures, tooling, equipment, furniture, office equipment, computer equipment (including hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     “GAAP” means generally accepted accounting principles in the United States as in effect at the time the relevant financial statement is prepared, applied on a consistent basis.

     “Governmental Authority” means any United States federal, territorial, state, provincial, county or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

      “Group Health Plan” means any group health plan, as defined in Section 5000(b)(1) of the Code.

      “IRS” means the Internal Revenue Service.

     “Knowledge of Seller” means no information has come to Michael Pandelakis or Andrew Pandelakis after due inquiry that would give such person actual knowledge or actual notice, that a matter, document, certificate, report, or information is or are not accurate or complete. Actual knowledge shall include all items that each of Michael Pandelakis or Andrew Pandelakis should have had knowledge of as a result of his job responsibilities as President and Vice President, respectively.

     “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person.

     “Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

“Members” means Michael Pandelakis, individually, and Andrew Pandelakis, individually.

     “Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA.

     “Pension Benefit Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, including a Multiemployer Plan.

     “Person” means an individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

     “Plan Affiliate” means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such Benefit Plan.

     “Recipient” means a Party and its representatives charged with confidentiality pursuant to Section 5.03(a).

     “Seller Material Adverse Effect” means a change in, or effect on, the financial condition, results of operations, assets, Liabilities, or reserves of Seller or the Business that results in a material adverse effect on, or a material adverse change in, the Transferred Assets or the Business taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include (i) actions or omissions of Seller taken with the consent of Buyer or (ii) changes arising out of or relating to a change in general economic conditions in the United States or a change in conditions generally affecting industries in which Seller operates.

     “Tax” means all taxes imposed of any nature including foreign or domestic, federal, state, provincial, territorial, county or local net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

     “Tax Return” means all returns, reports, forms or other information required to be filed with respect to any Tax.

     “Transferred Assets” means all tangible and intangible assets, rights, licenses, permits and contracts existing as of the Closing Date, that are owned by Seller in connection with the Business (other than the Excluded Assets), whether or not reflected on the books and records of Seller, and including, without limitation, all right, title and interest of Seller in, to and under the following, to the extent owned or leased by Seller as of the Closing Date:

(a)	all contracts set forth on Schedule 2.04;

(b)	$191,000 in cash;

     (c) all available books, records, files and papers, whether in hard copy or computer format, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present employees, and documentation developed or used for accounting, marketing, engineering, or any other purpose;

     (d) all rights, claims, credits, causes of action or rights of set-off against third parties, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, contractors and other third parties in connection with products or services purchased by or furnished to Seller;

     (e) all patents, copyrights, trademarks, service names, designs, know-how, processes, trade secrets, inventions, domain names, and other proprietary data of Seller, including but not limited to, the Intellectual Property Rights set forth in Schedule 2.11;

     (f) all transferable licenses, permits or other authorizations issued or granted by any Governmental Authority, whether or not actually utilized by Seller;

      (g) all existing lists of present and former customers; and

      (h) all computer software owned by Seller which relates to the Business.

      “Transaction Documents” means this Agreement, and all other agreements, certificates, and instruments delivered by any party in connection the transactions contemplated herein and therein.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER: BLUERIDGE SOLUTIONS, L.C., a Virginia limited liability company

By:	/s/Michael Pandelakis
Name:	Michael Pandelakis
Title:	General Manager and Managing Member

BUYER: GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation

By:	/s/Mick Ruxin
Name:	Mick Ruxin
Title:	CEO

As to Article IV Only _/s/Michael Pandelakis______________________ Michael Pandelakis, Individually

_/s/Andrew Pandelakis_______________________ Andrew Pandelakis, Individually

EXHIBIT A

Form of Michael Pandelakis Employment Agreement

EXHIBIT B

Form of Andrew Pandelakis Employment Agreement